Exhibit 99.1

IWT Tesoro Corporation Closes $2 Million Financing

May 9,   :   pm ET

WESTPORT, CT—(MARKET WIRE)— May 9, 2006 — IWT Tesoro Corporation (OTCBB: IWTT - News), an expanding wholesaler of imported floor covering products, announced today that it has closed a $2.0 million financing in the form of a secured note, from Laurus Master Fund Ltd. The net proceeds of the funding will be used for additional working capital as the company continues to increase its market share.

Henry J. Boucher, Tesoro’s CEO, said, “Laurus has continued to be a valuable resource for our expanding operations. The pace of IWT’s growth has remained strong, and Laurus has proven to be a significant financial partner as the company moves to meet increasing market demand. We look forward to continuing our successful partnership with the Laurus family of funds.”

As part of the transaction, Laurus received warrants to purchase up to 333,333 shares of Tesoro common stock at $1.12 per share. For additional details of this financing, please see Form 8-K filed with the Securities and Exchange Commission in connection with this transaction.

About IWT Tesoro

IWT Tesoro Corporation is one of a few publicly traded tile distributors that is wholesale-driven. The Company does not compete with its own customers by having dealer stores as part of its business model. The Company’s philosophy is that it is its customers’ supplier, not their competition. This is a distinct reason as to why the Company’s been so successful. This wholesale focus is at the core of IWT Tesoro Corporation’s long-term growth and market strategy. Through IWT, as well as IWT Transport Inc., a subsidiary of the Company that operates as a licensed freight carrier, and its foreign subsidiary IWT Tesoro International Ltd., IWT Tesoro Corporation is focused on creating, marketing and delivering exclusive and premium flooring brands that meet customers’ different needs.

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s business and financing plans, regulatory environments in which the Company operates or plans to operate, and trends affecting the Company’s financial condition or results of operations, the impact of competition, the start up of certain operations, roll out of products and services and acquisition opportunities. When used herein, the words “believes,” “expects,” “plans,” “estimates” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Contact:

Henry J. Boucher, Jr.

CEO

IWT Tesoro Corporation

Phone: (203) 221-2770

Fax: 203-221-2797

Email: hjb@iwttesoro.com

R. Nicholas Brack

Managing Director

Baxter Partners, LLC

Phone: 1-561-624-0014

Fax: 1-561-828-0964

Email: nbrack@baxterpartnersllc.com